Exhibit 99.B(d)(22)

INVESTMENT SUB-ADVISORY AGREEMENT
SEI INSTITUTIONAL INTERNATIONAL TRUST

AGREEMENT made as of this 9th day of October, 2006 between SEI Investments Management Corporation (the “Adviser”) and AXA Rosenberg Investment Management LLC (the “Sub-Adviser”).

WHEREAS, SEI Institutional International Trust, a Massachusetts business trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated December 16, 1994, as amended, (the “Advisory Agreement”) with the Trust, pursuant to which the Adviser acts as investment adviser to each series of the Trust set forth on Schedule A attached hereto (each a “Fund,” and collectively, the “Funds”), as such Schedule may be amended by mutual agreement of the parties hereto; and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of a Fund, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Duties of the Sub-Adviser.  Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of each Fund entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objectives, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)                                  The Sub-Adviser shall, in consultation with and subject to the direction of the Adviser, determine from time to time what Assets will be purchased, retained or sold by a Fund, and what portion of the Assets will be invested or held uninvested in cash.

(b)                                 In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust (as defined herein) and the Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust (that are consistent with the foregoing documents and applicable law) and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)                                  The Sub-Adviser shall determine the Assets to be purchased or sold by a Fund as provided in subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in a Fund’s Prospectus or as the Board of Trustees or the Adviser may direct from time to time, in conformity with all federal securities laws.  In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek best execution on behalf of each Fund.  In assessing the best execution for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, which may include but are not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In evaluating best execution, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)).  Consistent with any guidelines established by the Board of Trustees of the Trust and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including a Fund.  In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms.  In no instance, however, will a Fund’s Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

The Sub-Adviser shall act in good faith and with due care in its choice and use of brokers and counterparties, provided however, that it is understood that the Sub-Adviser acts only on an agency basis and shall have no liability for the default or non-performance of a broker or counterparty.  The Fund shall be liable for any costs and expenses properly incurred under the Agreement, including broker commissions and transaction costs, transfer or registration fees, taxes and other fiscal liabilities.

(d)                                 The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act.  The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement reasonably needed by the Adviser to keep the other books and records of a Fund required by Rule 31a-1 under the 1940 Act.  The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to a Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records.  In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e)                                  The Sub-Adviser shall provide a Fund’s custodian on each business day with information relating to all transactions concerning a Fund’s Assets and shall provide the Adviser with such information upon request of the Adviser.

(f)                                    The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Trust.

(g)                                 The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(h)                                 (i)                                    Except under the circumstances set forth in subsection (ii), the Sub-Adviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in a Fund.  If the Sub-Adviser receives a misdirected proxy, it shall promptly forward such misdirected proxy to the Adviser.

(ii)                                 The Sub-Adviser hereby agrees that upon 60 days’ written notice from the Adviser, the Sub-Adviser shall assume responsibility for reviewing proxy solicitation materials and voting proxies in relation to the securities held as Assets in a Fund.  As of the time the Sub-Adviser shall assume such responsibilities with respect to proxies under this sub-section (ii), the Adviser shall instruct the custodian and other parties providing services to a Fund to promptly forward misdirected proxies to the Sub-Adviser.  In such event that the Sub-Adviser assumes such responsibility, the Adviser agrees and acknowledges that the Sub-Adviser may utilize the services of third party service providers in relation to proxy voting, administration and recordkeeping.

(i)                                     In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to a Fund or a sub-adviser to a portfolio that is under common control with a Fund concerning the Assets, except as permitted by the policies and procedures of a Fund.  The Sub-Adviser shall not provide investment advice to any assets of a Fund other than the Assets.

(j)                                    On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased.  In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to a Fund and to such other clients under the circumstances.

(k)                                 The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request.  The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.

To the extent permitted by applicable law, services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s partners, officers, employees or affiliates; provided, however, that the use of such mediums does not relieve the Sub-Adviser from any obligation or duty under this Agreement.

2.                                       Duties of the Adviser.  The Adviser shall continue to have responsibility for all services to be provided to each Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Declaration of Trust (as defined herein), the Prospectus, the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.                                       Delivery of Documents.  The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

(a)                                  The Trust’s Agreement and Declaration of Trust, as filed with the Secretary of State of the Commonwealth of Massachusetts (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);

(b)                                 By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”); and

(c)                                  Prospectus of each Fund.

The Adviser represents and warrants that to the best of its knowledge, the Prospectus of each Fund is consistent with the Declaration of Trust and the Bylaws and applicable federal and state law.

4.                                       Compensation to the Sub-Adviser.  For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement.  The fee will be calculated based on the average daily value of the Assets under the Sub-Adviser’s management and will be paid to the Sub-Adviser monthly.  The fee will be payable in U.S. dollars and paid no later than 30 days after month-end.  For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Assets under the Sub-Adviser’s management equals zero.  Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

5.                                       Indemnification.  The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) related to the Sub-Adviser’s willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) related to the Adviser’s willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

6.                                       Duration and Termination.  This Agreement shall become effective upon approval by the Trust’s Board of Trustees and its execution by the parties hereto.  Pursuant to the exemptive relief obtained in the SEC Order dated April 29, 1996, Investment Company Act Release No. 21921, approval of the Agreement by a majority of the outstanding voting securities of a Fund is not required, and the Sub-Adviser acknowledges that it and any other sub-adviser so selected and approved shall be without the protection (if any) accorded by shareholder approval of an investment adviser’s receipt of compensation under Section 36(b) of the 1940 Act.

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser.  This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust.  As used in this Paragraph 6, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act. Upon any termination, the Sub-Adviser shall be paid a pro-rata share of its sub-advisory fee pro-rated to the termination date.  Further, the Adviser shall honor all transactions undertaken but not completed at the time of termination.

7.                                       Compliance Program of the Sub-Adviser.  The Sub-Adviser hereby represents and warrants that:

(a)                                in accordance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b)                                 to the extent that the Sub-Adviser’s activities or services could affect a Fund, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Sub-Adviser (the policies and procedures referred to in this

Paragraph 7(b), along with the policies and procedures referred to in Paragraph 7(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

8.                                       Reporting of Compliance Matters.

(a)                                  The Sub-Adviser shall promptly provide to the Trust’s Chief Compliance Officer (“CCO”) the following documents:

(i)                                   copies of all SEC examination correspondences, including correspondences regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement, in which the SEC identified any concerns, issues or matters (such correspondences are commonly referred to as “deficiency letters”) relating to any aspect of the Sub-Adviser’s investment advisory business and the Sub-Adviser’s responses thereto;

(ii)                                  a quarterly report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred within the previous quarter with respect to the Sub-Adviser’s Compliance Program that could have affected a Fund; provided, that, any “material compliance matters” directly affecting a Fund shall be communicated immediately to the Trust’s CCO;

(iii)                               an annual report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred within the previous year with respect to the Sub-Adviser’s Compliance Program;

(iv)                              a report of any material changes to the policies and procedures that comprise the Sub-Adviser’s Compliance Program;

(v)                                 a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act, including attachments thereto; and

(vi)                              an annual (or more frequently as the Trust’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Paragraphs 7 and 8 of this Agreement.

(b)                                 The Sub-Adviser shall also provide the Trust’s CCO with reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser, which may include questions or requests for demonstrations regarding the internal controls (such as testing, analyses, reports or other documentation) that the Sub-Adviser’s chief compliance officer relies upon to monitor the effectiveness of the implementation of the Sub-Adviser’s Compliance Program as it pertains to the Funds.

9.                                       Governing Law.  This Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

10.                                 Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

11.                                 Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	SEI Investments Management Corporation
One Freedom Valley Drive
Oaks, PA 19456
Attention: Legal Department

To the Trust’s CCO at:	SEI Investments Management Corporation
One Freedom Valley Drive
Oaks, PA 19456
Attention: Russ Emery

To the Sub-Adviser at:	AXA Rosenberg Investment Management LLC
4 Orinda Way, Building E
Orinda, CA 94563
Attention: Chief Legal Counsel

12.                                 Non-Hire/Non-Solicitation.  The Sub-Adviser hereby agrees that so long as the Sub-Adviser provides services to the Adviser or the Trust and for a period of one year following the date on which the Sub-Adviser ceases to provide services to the Adviser and the Trust, the Sub-Adviser shall not take affirmative action to solicit and hire any person employed by the Adviser who is known to the Sub-Adviser as a direct result of the provision of the services under this Agreement, whether or not such person is a full-time employee or whether or not any person’s employment is pursuant to a written agreement or is at-will.  The Sub-Adviser further agrees that, to the extent that the Sub-Adviser breaches the covenant described in this paragraph, the Adviser shall be entitled to pursue all appropriate remedies in law or equity.

13.                                 Noncompete Provisions.

(a)                                  The Sub-Adviser hereby agrees that, the Sub-Adviser will:

(i)                                   waive enforcement of any noncompete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and

(ii)                                not knowingly become a party to any noncompete agreement or other agreement or arrangement that restricts, limits or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services.

(b)                                 Notwithstanding any termination of this Agreement, the Sub-Adviser’s obligations under this Paragraph 13 shall survive.

14.                                 Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

In the event the terms of this Agreement are applicable to more than one portfolio of the Trust (for purposes of this Paragraph 14, each a “Fund”), the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund.  In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Paragraph 6 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule.

15.                                 Miscellaneous.

(a)                                  A copy of the Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of a Fund or the Trust.

(b)                                 Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(c)                                  By execution of this Agreement, the Advisor acknowledges receipt of Part II of the Sub-Advisor’s Form ADV, as amended.

(d)                                 The Adviser shall not, and shall not permit a Fund to use the name of the Sub-Adviser or make representations regarding Sub-Adviser or its affiliates without prior written consent of Sub-Adviser, such consent not to be unreasonably withheld.  Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when used as required to be disclosed in the Prospectus of a Fund or when used in Adviser communications; provided that the information regarding the Sub-Adviser contained in Adviser communications is limited to information disclosed in the Prospectus or materials provided by the Sub-Adviser to the Adviser.

(e)                                  The Adviser warrants, represents and covenants that it has the full power and authority to employ the Sub-Adviser under the terms of this Agreement and the appointment of the Sub-Adviser is in accordance with the Declaration of Trust, Bylaws, Prospectus and applicable federal and state law.

(f)                                    The Sub-Adviser will have no responsibility with respect to the custody of the Assets.

(g)                                 When practicable, the Adviser shall give reasonable prior notice to the Sub-Adviser before a contribution or withdrawal of Assets.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation	AXA Rosenberg Investment Management LLC

By:	By:

/s/ Sofia A. Rosala	/s/ William E. Ricks

Name:	Name:

Sofia A. Rosala	William E. Ricks

Title:	Title:

Vice President	Chief Executive Officer

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
AXA Rosenberg Investment Management LLC

As of October 9, 2006

SEI INSTITUTIONAL INTERNATIONAL TRUST

Emerging Markets Equity Fund
International Equity Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
AXA Rosenberg Investment Management LLC

As of October 9, 2006

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional International Trust

The fee for the Emerging Markets Equity Fund will be calculated based on the average daily value of the Assets of the Fund managed by the Sub-Adviser aggregated with the average daily value of the assets of such other SEI mutual funds or accounts with similar mandates (i.e., emerging markets) as the Sub-Adviser may now or in the future agree to provide investment advisory/sub-advisory services.  For the avoidance of doubt, the term “similar mandates” does not include developed markets or international mandates.  The Emerging Markets Equity Fund’s fee will be its pro rata portion of the total fee calculated as set forth below:

xx% on the first $xx million of Assets;
xx% on the next $xx million of Assets;
xx% on the next $xx million of Assets;
xx% on the next $xx million of Assets;
xx% on the next $xx million of Assets;
xx% on Assets over $xx million.

The fee for the International Equity Fund will be calculated based on the average daily value of the Assets of the Fund managed by the Sub-Adviser aggregated with the average daily value of the assets of such other SEI mutual funds or accounts with similar mandates (i.e., international broad market) as the Sub-Adviser may now or in the future agree to provide investment advisory/sub-advisory services.  For the avoidance of doubt, the term “similar mandates” does not include emerging markets or U.S. mandates.  The International Equity Fund’s fee will be its pro rata portion of the total fee calculated as set forth below:

xx% on the first $xx million of Assets;
xx% on the next $xx million of Assets;
xx% on the next $xx million of Assets;
xx% on the next $xx million of Assets;
xx% on the next $xx million of Assets;
xx% on Assets over $xx million.

Agreed and Accepted:

SEI Investments Management Corporation	AXA Rosenberg Investment Management LLC

By:	By:

/s/ Sofia A. Rosala	/s/ William E. Ricks

Name:	Name:

Sofia A. Rosala	William E. Ricks

Title:	Title:

Vice President	Chief Executive Officer